Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

SELECTED FOR PRELIMINARY APPROVAL

TO PARTICIPATE IN THE U.S. TREASURY’S

CAPITAL PURCHASE PROGRAM

Voluntary Capital Purchase Program Provides

Capital to Healthy Financial Institutions

TOMS RIVER, NEW JERSEY, January 7, 2009…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, announced today that it had received preliminary approval as of December 30, 2008 to participate in the U.S. Department of Treasury’s Capital Purchase Program (the “Program”) under the Emergency Economic Stabilization Act of 2008.

Chairman, President and CEO John R. Garbarino commented, “We are pleased to be one of the select, healthy financial institutions invited to participate in the Program, targeted to strengthen banks’ balance sheets and increase lending activity. As a healthy and well-capitalized institution, we have been committed to meet the credit needs of our communities throughout the current economic downturn. This potential addition to our capital base would certainly serve to further enhance that commitment.”

Under the Program, subject to affirmation by the Company’s Board of Directors and execution of a definitive agreement with the U.S. Treasury, the Company could receive $38.263 million in capital from the Department of the Treasury in exchange for the issuance of shares of senior preferred stock and warrants for shares of common stock. The approved amount represents the maximum amount available to OceanFirst under the Program.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.